Exhibit 23.1


                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

We consent to the incorporation by reference in the Registration Statement on Form S-2 (No. 333-44789), the Registration Statement on Form S-2 (No. 333-68811) and the Registration Statements on Form S-8 which were previously filed by SGI International (the "Company") of our report on our audits of the consolidated financial statements of the Company and its subsidiaries as of December 31, 1999 and for each of the two years in the period ended December 31, 1999, dated
March 15, 2000, which report appears elsewhere in this Annual Report on Form 10-KSB of the Company for the fiscal year ended December 31, 1999.



                                        /s/ J. H. COHN LLP

San Diego, California
March 15, 2000